As filed with the Securities and Exchange Commission on December 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEBUY GLOBAL LTD

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 Tampines Street 92
Singapore 528880	201206
(Address of Principal Executive Offices)	(Zip Code)

WEBUY GLOBAL LTD 2024 Equity Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and Address of Agent for Service)

+1 (800) 221-0102

(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Tel: +1-212-588-0022

Fax: +1-212-826-9307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by WEBUY GLOBAL LTD, a Cayman Islands exempted company to register securities issuable pursuant to the WEBUY GLOBAL LTD 2024 Equity Incentive Plan (as amended and restated, “the 2024 Equity Incentive Plan”). The securities registered hereby consist of 4,200,000 class A ordinary shares of a par value of US$0.000000385 each (the “Class A Ordinary Shares”) of the Registrant, which represent the number of Class A Ordinary Shares that were authorized under the 2024 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2024 Equity Incentive Plan. Any Class A Ordinary Shares covered by an award granted under the 2024 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares that may be issued under the 2024 Equity Incentive Plan.

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PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be sent or given to the participants in the 2024 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on April 15, 2024 ;

(2)	our current reports on Form 6-K and amendments, furnished to the SEC on December 6, 2023, December 7, 2023, December 14, 2023, January 8, 2024, January 29, 2024, February 1, 2024, February 2, 2024, March 11, 2024, May 2, 2024, May 7, 2024, May 22, 2024, June 13, 2024, July 26, 2024, July 30, 2024, September 17, 2024, November 19, 2024, November 20, 2024 and December 16, 2024;

(3)	The description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41840) filed with the Commission on October 18, 2023, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement. In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated articles of association provide to the extent permitted by law, we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Singapore, Singapore on this 17th day of December 2024.

WEBUY GLOBAL LTD

By:	/s/ Bin Xue
Name:	Bin Xue
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Bin Xue, his true and lawful attorney-in-facts and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bin Xue	Chairman of the Board of Directors and Chief	December 17, 2024
Bin Xue	Executive Officer (Principal Executive Officer)

/s/ Catherine Ai Lian Phang	Chief Financial Officer	December 17, 2024
Catherine Ai Lian Phang	(Principal Financial and Accounting Officer)

/s/ Michelle Ting Ting Tan	Director	December 17, 2024
Michelle Ting Ting Tan

/s/ William Tat-Nin Chang	Director	December 17, 2024
William Tat-Nin Chang

/s/ Fangqin Lin	Director	December 17, 2024
Fangqin Lin

/s/ Lizhi Qiao	Director	December 17, 2024
Lizhi Qiao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 17, 2024.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)

5.1*	Opinion of Conyers Dill & Pearman Ptd. Ltd. regarding the validity of the Class A Ordinary Shares being registered

10.1	WEBUY GLOBAL LTD 2024 Equity Incentive Plan, filed as Exhibit 10.1 to the current report on Form 6-K filed on December 16, 2024 and incorporated by reference herein

23.1*	Consent of Conyers Dill & Pearman Ptd. Ltd. (included in its opinion filed as Exhibit 5.1)

23.2*	Consent of OneStop Assurance PAC

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107*	Filing fee table

*	Filed herewith